Exhibit 99.1

Investor Relations:

Erica Abrams or Annie Palmore

the blueshirt group

(415) 217-7722

erica@blueshirtgroup.com

annie@blueshirtgroup.com

Oplink Reports Revenue Growth and Improving Operating Model in the Second Quarter of Fiscal 2004

San Jose, Calif., January 22, 2004 — Oplink Communications, Inc. (Nasdaq: OPLK), a leading Photonic Foundry and provider of optical networking components, today reported financial results for the second quarter and the first six months of fiscal 2004 ended December 31, 2003.

For the second quarter of fiscal 2004, Oplink reported revenues of $8.1 million, which represents an increase of 12% over revenues of $7.2 million reported in the first quarter of fiscal 2004 and an increase of 60% over revenues of $5.0 million reported in the second quarter of fiscal 2003. Loss from continuing operations was $2.1 million, or $0.01 per share, for the second quarter of fiscal 2004, as compared to a loss from continuing operations of $2.4 million, or $0.02 per share, reported in the first quarter of fiscal 2004, and $12.0 million, or $0.07 per share, in the second quarter of fiscal 2003.

Net loss for the second quarter of fiscal 2004 improved to $2.1 million, or $0.01 per share, as compared to a net loss of $2.3 million, or $0.02 per share, reported in the first quarter of fiscal 2004, and a net loss of $14.4 million, or $0.09 per share, reported in the second quarter of fiscal 2003. Net loss for the second quarter of fiscal 2004 includes certain net charges totaling $1.2 million, which consists of in-process research and development costs related to the acquisition on November 3, 2003 of RedClover Networks, Inc. and non-cash compensation charges offset by income from discontinued operation. Net loss for the first quarter of fiscal 2004 includes certain net charges totaling $1.6 million, which consists of non-cash compensation charges, amortization of intangible assets and $890,000 of expenses associated with the exploration of strategic business opportunities included in general and administrative expenses offset by income from discontinued operation. Net loss for the second quarter of fiscal 2003 includes net charges totaling $9.6 million, which consists of restructuring and other charges, loss from discontinued operation, merger fees and amortization of intangible assets offset by net amortization of deferred stock recovery. The foregoing net loss results also include revenue associated with the unexpected utilization of fully reserved inventory of $240,000, $515,000 and $530,000 in the second quarter of fiscal 2004, the first quarter of fiscal 2004 and the second quarter of fiscal 2003, respectively.

At December 31, 2003, Oplink had $188.7 million in cash, cash equivalents and, short and long-term investments.

“We are very satisfied with our financial performance in the second quarter, and encouraged by recent increases in telecommunication spending activity,” commented Joe Liu, president and CEO of Oplink. “In addition to posting solid revenue increases in the quarter, we continued to make good progress at improving profitability and managing cash. Our Optical Manufacturing Solutions (OMS) business grew in the quarter, representing approximately 50% of revenue, and we were pleased to report higher sales activity with newer customers that we believe may represent potential future opportunities.

“Looking ahead, we continue to be optimistic about our long-term market opportunity as the industry begins to shows signs of recovery. We plan to continue to seek strategic technologies which will broaden our portfolio of offerings and expand our OMS capabilities, while providing Oplink’s low-cost, highly technical manufacturing capabilities,” concluded Mr. Liu.

For the six-month period ended December 31, 2003, Oplink reported revenues of $15.3 million and a net loss of $4.4 million, or $0.03 per share. This compares to revenues of $11.0 million and a net loss of $23.1 million, or $0.14 per share, reported for the six-month period ended December 31, 2002. For the six months ended December 31, 2003 net loss includes net charges of $2.8 million, which consists of non-cash compensation charges, in-process research and development costs, amortization of intangible assets and $890,000 of expenses associated with the exploration of strategic business opportunities included in general and administrative expenses offset by income from discontinued operation. For the six months ended December 31, 2002 net loss includes net charges of $11.7 million, which consists of restructuring costs and other charges, loss from discontinued operation, merger fees, net non-cash compensation expenses and amortization of intangible assets.

The Company presents each of the fiscal quarters and six-month periods as if it ended on the last day of each calendar quarter or six-month period, respectively. The Company operates and reports using interim fiscal quarters and six-month periods, which end on the Sunday closest to the end of each calendar quarter and six-month period. December 28, 2003 and December 29, 2002 represent the Sunday closest to the period ending December 31, 2003 and December 31, 2002, respectively.

Conference Call Information

The Company will host a corresponding conference call and live Webcast at 2:00 p.m. Pacific Time on January 22, 2004. To access the conference call in the U.S. or Canada, dial 800-366-3908. For all international calls, dial 303-262-2141. The Webcast will be available live on the Investor Relations section of the Company’s corporate website at http://investor.oplink.com/index.cfm.

A replay of the Webcast will be available live on the Investor Relations section of the Company’s corporate website at http:/investor.oplink.com/index.cfm beginning approximately two hours after the completion of the call until the Company’s announcement of its financial results for the next quarter. An audio replay of the call will also be available to investors beginning at approximately 4:00 p.m. Pacific Time on January 22, 2004 until 11:59 p.m. Pacific Time on January 24, 2004, by dialing 800-405-2236 (303-590-3000 for callers outside the U.S. and Canada) and entering pass code 566960.

About Oplink

Incorporated in 1995, Oplink is a leading provider of design, integration and optical manufacturing solutions (OMS) for optical networking components and subsystems. The Company offers advanced and cost-effective optical-electrical components and subsystem manufacturing through its facilities in Zhuhai, China. In addition, Oplink maintains a full complement of optical-centric front-end design, application, and customer service functions at its headquarters in San Jose, California. The Company’s customers include telecommunications, data communications and cable TV equipment manufacturers around the globe. Oplink is committed to providing fully customized, Photonic Foundry services which incorporate its subsystems manufacturing capabilities. To learn more about Oplink, visit its web site at: http://www.oplink.com/.

This news release contains forward-looking statements, including statements regarding Oplink’s expected financial results in the quarter, market opportunities and ability to improve profitability, effectively manage cash, acquire and effectively integrate additional technologies and achieve market acceptance with respect to its new products and designs, that involve risks and uncertainties which may cause Oplink’s actual results to differ substantially from expectations. These risks include, but are not limited to, the potential widespread downturn in the overall economy in the United States and other parts of the world and the telecommunications industry, including reductions in telecommunication spending activity, possible reductions in customer orders, challenges to successfully integrate and realize anticipated benefits of acquisitions of businesses or technologies, our reliance upon third parties to supply our raw materials and equipment, intense competition in our target markets and potential pricing pressure that may arise from changing supply-demand conditions in the industry, the need to retain and motivate key personnel, risks associated with the protection of our, and possible infringement of others’, intellectual property, and other risks detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including our quarterly report filed on Form 10-Q for the quarter ended September 30, 2003.

The foregoing information represents Oplink’s outlook only as of the date of this press release, and Oplink undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

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(TABLES TO FOLLOW)

OPLINK COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2003 (Unaudited)	June 30, 2003 (1)
ASSETS
Current assets:
Cash, cash equivalents	$129,480	$121,498
Short-term investments	40,947	66,605
Accounts receivable, net	5,868	4,716
Inventories	4,740	3,436
Prepaid expenses and other current assets	2,346	2,355
Net assets of discontinued operation	2,667	2,667

Total current assets	186,048	201,277
Long-term investments	18,294	—
Property and equipment, net	27,293	31,738
Intangible assets	—	120
Other assets	608	608

Total assets	$232,243	$233,743

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,106	$4,587
Accrued liabilities and other current liabilities	7,486	8,885

Total current liabilities	12,592	13,472
Non-current liabilities	858	1,555

Total liabilities	13,450	15,027

Stockholders' equity	218,793	218,716

Total liabilities and stockholders’ equity	$232,243	$233,743

(1)	The June 30, 2003 consolidated balance sheet has been derived from audited financial statements at that date.

OPLINK COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31		Six Months Ended December 31,
	2003	2002	2003	2002
Revenues	$8,071	$5,029	$15,305	$11,040
Cost of revenues:
Cost of revenues	5,612	5,319	10,785	12,688
Non-cash compensation expense (recovery)	52	(716)	128	(614)

Total cost of revenues	5,664	4,603	10,913	12,074

Gross profit (loss)	2,407	426	4,392	(1,034)

Operating expenses:
Research and development	1,645	2,459	3,007	5,407
Sales and marketing	813	1,233	1,597	2,886
General and administrative	1,373	1,888	3,629	3,529
Restructuring costs and other charges	—	7,324	—	7,324
Merger fees	—	190	—	1,300
In-process research and development	861	—	861	—
Non-cash compensation expense	346	361	1,047	991
Amortization of intangible and other assets	—	22	10	48

Total operating expenses	5,038	13,477	10,151	21,485

Loss from operations	(2,631)	(13,051)	(5,759)	(22,519)
Interest and other income, net	589	1,088	1,141	2,114
(Loss) gain on sale of assets	(90)	—	125	—

Loss from continuing operations	(2,132)	(11,963)	(4,493)	(20,405)
Income (loss) from discontinued operation	25	(2,413)	128	(2,686)

Net loss	$(2,107)	$(14,376)	$(4,365)	$(23,091)

Basic and diluted net loss per share:
Continuing operations	$(0.01)	$(0.07)	$(0.03)	$(0.12)
Discontinued operation	0.00	(0.02)	0.00	(0.02)

Total	$(0.01)	$(0.09)	$(0.03)	$(0.14)

Basic and diluted weighted average shares outstanding	145,544	162,213	144,066	163,490

OPLINK COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Six Months Ended December 31,
	2003	2002
Cash flows from operating activities:
Loss from continuing operations	$(4,493)	$(20,405)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities of continuing operations:
Non-cash restructuring costs and other charges	—	4,259
Depreciation and amortization	4,262	5,835
Amortization of deferred stock compensation	1,175	377
Acquired in-process research and development	861	—
Other	(77)	(447)
Change in assets and liabilities	(2,293)	2,118

Net cash used in continuing operations	(565)	(8,263)

Cash flows from investing activities:
Net maturities (purchases) of investments	7,361	(76,225)
Net sales (purchase) of assets	286	(6)
Acquisition of Redclover Networks, Inc.	(1,322)	—

Net cash provided by (used in) investing activities of continuing operations	6,325	(76,231)

Cash flows from financing activities:
Proceeds from issuance of common stock	3,169	96
Repurchase of common stock	—	(3,715)
Repayment of capital lease obligations	(1,102)	(2,100)

Net cash provided by (used in) financing activities of continuing operations	2,067	(5,719)

Net cash provided by (used in) continuing operations	7,827	(90,213)
Net cash provided by (used in) discontinued operation	155	(240)

Net increase (decrease) in cash and cash equivalents	7,982	(90,453)
Cash and cash equivalents, beginning of period	121,498	219,033

Cash and cash equivalents, end of period	$129,480	$128,580